SUBSEQUENT SALES AGREEMENT

This SUBSEQUENT SALES AGREEMENT (the “Agreement”) made on November 18, 2003, by Saxon Mortgage, Inc., a Virginia corporation ("Saxon Mortgage") and Saxon Asset Securities Company, a Virginia corporation ("Saxon"), and acknowledged by Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

WHEREAS, Saxon Mortgage and Saxon are parties to a sales agreement, dated September 16, 2003 (the "Sales Agreement"), with respect to the sale by Saxon Mortgage and purchase by Saxon of certain mortgage loans;

WHEREAS, Saxon has transferred the mortgage loans covered by the Sales Agreement and certain other assets to Saxon Asset Securities Trust 2003-3 (the “Trust”) established pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2003 (the “Pooling and Servicing Agreement”), among Saxon, Saxon Mortgage Services, Inc., as Servicer, the Trustee and Saxon Mortgage, as the Master Servicer;

WHEREAS, the Pooling and Servicing Agreement contemplates that Saxon Mortgage will transfer additional mortgage loans to Saxon and that Saxon will transfer such additional mortgage loans to the Trust;

NOW, THEREFORE, Saxon Mortgage, for and in consideration of an amount equal to the aggregate Scheduled Principal Balance of the Mortgage Loans identified on Schedules IA, IB and IC hereto (the “Subsequent Mortgage Loans”) hereto paid to it by the Trust upon the order of Saxon, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, does hereby bargain, sell, convey, assign and transfer to Saxon, without recourse, free and clear of any liens, claims or other encumbrances, all its right, title and interest in and to each of the Subsequent Mortgage Loans, together with the Mortgage Files and other documents maintained as part of the related Mortgage Files and all payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing after November 1, 2003 (the “Subsequent Cut-Off Date”).

Saxon Mortgage hereby acknowledges receipt of the amount set forth above, which constitutes the Purchase Price for the Subsequent Mortgage Loans.

Saxon Mortgage makes, with respect to the Subsequent Mortgage Loans, the representations and warranties set forth in Exhibit B to the Sales Agreement and further represents and warrants that (i) with respect to the Subsequent Mortgage Loans identified on Schedule II attached hereto, the fair market value of the related Mortgaged Property set forth in the related appraisal, which may have been performed as long as one year prior to origination of such Mortgage Loan, was at the time of such Mortgage Loan origination accurate in all material respects and (ii) all conditions set forth in Section 2.6 of the Pooling and Servicing Agreement have been met.

Saxon Mortgage confirms that, since the date of the Sales Agreement, no event has occurred which, with notice or the passage of time, would constitute a default under the Sales Agreement, and there has been no material adverse change or development involving a prospective material adverse change in the business operations, financial condition, properties or assets of the Seller.

Unless otherwise defined herein, capitalized terms used in this Subsequent Sales Agreement shall have the meanings assigned to them in the Sales Agreement, or if not assigned in the Sales Agreement, the Pooling and Servicing Agreement.

Saxon hereby acknowledges receipt from Saxon Mortgage of the Subsequent Mortgage Loans, subject to its right of inspection set forth in Section 3 of the Sales Agreement, pursuant to the Pooling and Servicing Agreement confirms the assignment of the Subsequent Mortgage Loans to the Trust, and acknowledges that the Trust has paid the Purchase Price for the Subsequent Mortgage Loans upon the order of Saxon.

(Signature Page Follows)

IN WITNESS WHEREOF, Saxon and Saxon Mortgage have caused this Subsequent Sales Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date above written.

SAXON ASSET SECURITIES COMPANY

By:  /s/ Ernest G. Bretana

Name:  Ernest G. Bretana

Title:    Vice President

SAXON MORTGAGE, INC.

By:  /s/ Robert B. Eastep

Name:  Robert B. Eastep

Title:    Executive Vice President, Principal

 Financial Officer and Controller

The Custodian, on behalf of the Trust, acknowledges receipt from Saxon of the Subsequent Mortgage Loans together with the Mortgage Files and other documents maintained as part of the related Mortgage Files.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Custodian

By:  /s/ Ronaldo Reyes

Name: Ronaldo Reyes

Title:   Assistant Vice President

By:  /s/ Jeremy Conyers

Name: Jeremy Conyers

Title:   Associate

The Trustee acknowledges that it has directed the Paying Agent to withdraw $199,953,480.44 from the Pre-Funding Account, consisting of $58,321,112.14 from the Group I Original Pre-Funded Amount, $102,737,748.77 from the Group II Original Pre-Funded Amount and $38,894,619.53 from the Group III Original Pre-Funded Amount.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:  /s/ Ronaldo Reyes

Name: Ronaldo Reyes

Title:   Assistant Vice President

By:  /s/ Jeremy Conyers

Name: Jeremy Conyers

Title:   Associate

SCHEDULE IA

GROUP I SUBSEQUENT MORTGAGE LOANS

SCHEDULE IB

GROUP II SUBSEQUENT MORTGAGE LOANS

SCHEDULE IC

GROUP III SUBSEQUENT MORTGAGE LOANS

SCHEDULE II